UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 7, 2010

TRANSWITCH CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	0-25996	06-1236189
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

Three Enterprise Drive Shelton, Connecticut 06484
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (203) 929-8810

  Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 7, 2010, TranSwitch Corporation (TranSwitch) appointed Mr. Kris Shankar as Senior Vice President – Sales and Marketing.

Mr. Shankar, age 45, has served as TranSwitch’s Vice President – Worldwide Sales and Marketing since 2008 when TranSwitch acquired Centillium Communications, Inc.  He joined Centillium Communications in 2004. Prior to 2004, he was Chief Technology Officer and a co-founder of Metro-Optix, a venture-funded optical startup acquired by Xtera Communications. The terms of Mr. Shankar's existing employment arrangement with TranSwitch remain unchanged following his appointment as Senior Vice President – Sales and Marketing other than to provide for an increase to his annual base salary to $250,000.

On July 7, 2010, the Board of Directors of TranSwitch awarded Mr. Shankar a grant of 60,000 incentive stock options to purchase common stock, par value $0.001 per share (the “Common Stock”).   Such options have an exercise price of $2.13 which is equal to the closing price of the TranSwitch’s Common Stock as quoted on the Nasdaq Capital Market on the date of grant.  Such options began vesting on July 7, 2010 (the “Effective Date”) and vest annually in 33.33% tranches on the anniversary of the Effective Date over the following three years.  The option grant was made under the TranSwitch’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”), pursuant to a stock option award agreement, the form of which was filed as Exhibit 4.3 to the TranSwitch’s Registration Statement on Form S-8 as filed with the SEC (File No. 333-151113) and is incorporated herein by reference.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

July 13, 2010	By:	/s/ Robert A. Bosi
	Name:	Robert A. Bosi
	Title:	Vice President and Chief Financial Officer